AMENDMENT 4

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of March 1, 2024 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Amended and Restated Distribution Letter Agreement between ALPS and Client dated September 1, 2021, as amended

“ALPS”	ALPS Distributors, Inc.

“Client”	Litman Gregory Fund Advisors LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Distributors, Inc.		Litman Gregory Fund Advisors, LLC

By:	/s/ Stephen Kyllo	By:	/s/ John Coughlan
Name:	Stephen Kyllo	Name:	John Coughlan
Title:	SVP & Director	Title:	Managing Director

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	“EXHIBIT A: FUNDS shall be deleted in its entirety and replaced with the following:

“EXHIBIT A: FUNDS

Open-End Mutual Funds

iMGP Alternative Strategies Fund

iMGP Dolan McEniry Corporate Bond Fund

iMGP Global Select Fund

iMGP High Income Fund

iMGP International Fund

iMGP Oldfield International Value Fund

iMGP Small Company Fund

Exchange-Traded Funds

iMGP Berkshire Dividend Growth ETF

iMGP DBi Hedge Strategy ETF

iMGP DBi Managed Futures Strategy ETF

Polen Capital China Growth ETF

Polen Capital Global Growth ETF

Polen Capital International Growth ETF

Polen Capital Emerging Markets ex-China Growth ETF

Polen Capital Global SMID Company Growth ETF

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.